Exhibit 99.1
Resource Center: 1-800-732-6643

Contacts:	Todd Davenport
202-752-5115

Number:	5214a

Date:	November 5, 2010
Fannie Mae Reports Third-Quarter 2010 Results
Net Loss of $1.3 Billion Reflects Stabilizing Credit-Related Expenses and Increased Revenue
Company Has Reserved for Substantial Majority of Expected Losses
Credit Profile of 2009 – 2010 Single-Family Loan Book Remains Strong
WASHINGTON DC – Fannie Mae (FNMA/OTC) today reported a net loss of $1.3 billion in the third quarter of 2010, compared to a net loss of $1.2 billion in the second quarter of the year. The company continues to focus on building a strong new book of business and returning to profitability (excluding Treasury dividend payments), and its operating results reflect stabilizing credit-related expenses and increasing revenues.
The company’s net loss attributable to common stockholders was $3.5 billion, including $2.1 billion in dividend payments to the U.S. Treasury. To eliminate the company’s net worth deficit of $2.4 billion as of September 30, 2010, more than 85 percent of which is the dividend payment to Treasury, the Federal Housing Finance Agency has requested $2.5 billion on the company’s behalf from Treasury. Upon receiving those funds, the company’s total obligation to Treasury for its senior preferred stock will be $88.6 billion. The company has paid a total of $8.1 billion in dividends to Treasury.
“Our operating results reflect our ongoing efforts to manage the credit-related expenses in our legacy business and build a new, profitable book of business,” said Fannie Mae President and CEO Michael J. Williams. “The loans we have acquired since the beginning of 2009 reflect our commitment to realistic, common-sense lending standards and sustainable homeownership. Their credit profile remains strong, and we expect these loans to be profitable over their lifecycle. We are building this new book of business while we continue to provide liquidity to America’s housing market as it struggles to recover, and to support programs to help families stay in their homes and avoid foreclosure whenever possible.”

Third-Quarter 2010 Results	1

•	2009 – 2010 Single-Family Book of Business: Single-family loans the company has acquired since the beginning of 2009 comprised more than 35 percent of its single-family guaranty book of business as of September 30, 2010, compared with 24 percent as of December 31, 2009. The company continues to expect that these loans will be profitable over their lifecycle, given their strong credit risk profile and performance to date. The rate at which loans become seriously delinquent within a short period of time after acquisition is an early predictor of the ultimate performance of loans, and the loans the company acquired in 2009 have experienced historically low levels of early-stage delinquencies.

•	2005 – 2008 Single-Family Book of Business: From the beginning of 2009 through the third quarter of 2010, the company has reserved for or realized approximately $110 billion of losses on its single-family loans, the vast majority of which are attributable to loans it purchased or guaranteed from 2005 through 2008. The company estimates that it has reserved for the substantial majority of the remaining losses on these loans. Single-family loans that the company purchased or guaranteed from 2005 through 2008 are becoming a smaller percentage of the company’s guaranty book of business, having decreased to 42 percent as of September 30, 2010 from 63 percent as of December 31, 2008. The company’s single-family serious delinquency rate, which has fallen for seven consecutive months, decreased to 4.56 percent as of September 30, 2010, from 4.99 percent as of June 30, 2010, and was the first year-over-year decline in the company’s serious delinquency rate since 2007. The company expects serious delinquency rates may be affected in the future by home price changes, changes in other macroeconomic conditions, and the extent to which borrowers with modified loans again become delinquent in their payments.

•	Providing Liquidity to the Market: During the first nine months of 2010, the company purchased or guaranteed an estimated $613 billion in loans, which includes approximately $195 billion in delinquent loans the company purchased from its single-family mortgage-backed securities trusts. Fannie Mae remained the largest single issuer of mortgage-related securities in the secondary market during the third quarter, with an estimated market share of new single-family mortgage-related securities of 44.5 percent, compared with 39.1 percent in the second quarter of 2010. Since January 2009, Fannie Mae has provided about $1.4 trillion in liquidity to the market through loan purchases and guarantees, including approximately $230 billion in delinquent loans the company purchased from its single-family MBS trusts, financing approximately 4,874,000 conventional single-family loans and approximately 571,000 multifamily units.

•	Avoiding Foreclosure: During the first nine months of 2010, the company completed more than 410,000 single-family loan workouts, including more than 350,000 home-retention workouts. In the third quarter of 2010, the company completed home-retention workouts (including modifications, repayment plans, and forbearances) for more than 113,000 loans with an aggregate unpaid principal balance of $23 billion. On a loan count basis, this represented a 14 percent decrease over home-retention workouts completed in the second quarter of 2010, which was due primarily to a decrease in loan modifications. Details of the company’s home-retention workouts, other foreclosure alternatives, and refinances include:

Third-Quarter 2010 Results	2

o	Loan modifications, including permanent modifications under the Home Affordable Modification Program, of 106,365, compared with 121,693 in the second quarter of 2010. This figure does not include HAMP modifications in trial periods. Modifications decreased in the third quarter as the company began verifying borrower income prior to completing Fannie Mae modifications for borrowers who were ineligible under HAMP, which reduced the company’s modifications outside the program.

o	Repayment plans/forbearances completed of 6,208, compared with 8,716 in the second quarter of 2010.

o	Preforeclosure sales and deeds-in-lieu of foreclosure of 20,918, compared with 21,515 in the second quarter of 2010. The decrease was due primarily to weak market conditions affecting pre-foreclosure sales during the quarter.

o	Fannie Mae acquired or guaranteed approximately 541,000 loans that were refinances during the third quarter of 2010, including approximately 159,000 loans through its Refi PlusTM initiative. On average, borrowers who refinanced during the third quarter of 2010 through Refi Plus reduced their monthly mortgage payments by $141, or $1,692 annually. The company acquired or guaranteed approximately 354,000 loans that were refinances in the second quarter of 2010, including 126,000 through Refi Plus.
•	Homeowner and Borrower Initiatives: The company continues to develop programs and initiatives that are designed to help keep people in homes, help prospective homeowners, and support the mortgage and housing markets overall. During the third quarter, it:
o	Launched KnowYourOptions.com, a Web site designed to give borrowers a one-stop shop to find out how to save their homes or choose other options to avoid foreclosure.

o	Opened Mortgage Help Centers in Atlanta and Chicago. The company plans to open additional centers in 2010 and 2011.

o	Announced that more than 29,000 owner-occupants purchased homes under its First LookTM program in the past year, with public entities using Neighborhood Stabilization Program funds purchasing an additional 5,000 properties. Under First Look, the company only considers offers from owner occupants and participants in the Neighborhood Stabilization Program during the initial period that its foreclosed properties are on the market, which allows these purchasers to submit offers without competition from investors.
The ultimate performance of loans the company has acquired since the beginning of 2009 will be affected by macroeconomic trends, including unemployment, the economy, and home prices. For further discussion of the company’s credit performance, see the Executive Summary of its quarterly report on Form 10-Q for the quarter ended September 30, 2010, which was filed today with the Securities and Exchange Commission.

Third-Quarter 2010 Results	3

Summary of Third-Quarter Results
The company’s net loss attributable to common stockholders was $3.5 billion, or ($0.61) per diluted share, compared with a loss of $3.1 billion, or ($0.55) per diluted share, in the second quarter of 2010. The net worth deficit of $2.4 billion as of September 30, 2010 takes into account the company’s net loss, dividends paid on senior preferred stock held by Treasury, and a reduction in unrealized losses on available-for-sale securities during the third quarter.

(dollars in millions, except per share amounts) (1)	3Q10	2Q10	Variance	3Q10	3Q09 (3)	Variance
Net interest income	$4,776	$4,207	$569	$4,776	$3,830	$946
Guaranty fee income	51	52	(1)	51	1,923	(1,872)
Fee and other income	253	242	11	253	194	59

Net revenues	5,080	4,501	579	5,080	5,947	(867)
Investment gains (losses), net	82	23	59	82	785	(703)
Net other-than-temporary impairments	(326)	(137)	(189)	(326)	(939)	613
Fair value gains (losses), net	525	303	222	525	(1,536)	2,061
Income (losses) from partnership investments	47	(26)	73	47	(520)	567
Administrative expenses	(730)	(670)	(60)	(730)	(562)	(168)
Credit-related expenses (2)	(5,561)	(4,851)	(710)	(5,561)	(21,960)	16,399
Other non-interest expenses	(457)	(357)	(100)	(457)	(242)	(215)

Net losses and expenses	(6,420)	(5,715)	(705)	(6,420)	(24,974)	18,554

Loss before federal income taxes	(1,340)	(1,214)	(126)	(1,340)	(19,027)	17,687
Benefit (provision) for federal income taxes	9	(9)	18	9	143	(134)

Net loss	(1,331)	(1,223)	(108)	(1,331)	(18,884)	17,553
Less: Net (income) loss attributable to the noncontrolling interest	(8)	5	(13)	(8)	12	(20)

Net loss attributable to Fannie Mae	$(1,339)	$(1,218)	$(121)	$(1,339)	$(18,872)	$17,533
Preferred stock dividends	(2,116)	(1,907)	(209)	(2,116)	(883)	(1,233)

Net loss attributable to common stockholders	$(3,455)	$(3,125)	$(330)	$(3,455)	$(19,755)	$16,300

Loss per share — basic and diluted	$(0.61)	$(0.55)	$(0.06)	$(0.61)	$(3.47)	$2.86

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Consists of provision for loan losses, provision for guaranty losses and foreclosed property expense.

(3)	Third-quarter 2009 results do not reflect accounting standards for consolidation that the company adopted prospectively on January 1, 2010.
Net revenues were $5.1 billion in the third quarter of 2010, up 13 percent from $4.5 billion in the second quarter of 2010, due primarily to an increase in net interest income. Net interest income was $4.8 billion, up 14 percent from $4.2 billion in the second quarter of 2010. The increase was due primarily to lower debt funding costs and the purchase from MBS trusts of the substantial majority of the single-family loans that are four or more monthly payments delinquent, as the cost of purchasing these delinquent loans and holding them in the company’s portfolio is less than the cost of advancing delinquent payments to security holders.
For the third quarter of 2010, interest income that the company did not recognize for nonaccrual mortgage loans was $1.8 billion, compared with $2.2 billion in the second quarter of 2010.

Third-Quarter 2010 Results	4

Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $5.6 billion, up from $4.9 billion in the second quarter of 2010. The increase was driven in part by valuation adjustments that reduced the value of the company’s real-estate-owned inventory, as well as higher expenses due to increased acquisitions of foreclosed properties.
Credit losses, which the company defines generally as net charge-offs plus foreclosed property expense, excluding certain fair-value losses, were $8.2 billion in the third quarter of 2010, compared with $7.0 billion in the second quarter of 2010. The increase was attributable to an increase in defaults, particularly those due to the prolonged period of high unemployment and the decline in home prices.
Total loss reserves and fair value losses previously recognized on acquired credit-impaired loans were $84.6 billion as of September 30, 2010, or 2.8 percent of the company’s book of business, compared with $87.4 billion, or 2.9 percent of the company’s guaranty book of business, as of June 30, 2010. The company considers its $19.8 billion of total fair value losses previously recognized on loans purchased out of MBS trusts an “effective reserve” for credit losses because the mortgage loan balances were reduced by these fair value losses at acquisition. Total nonperforming loans in the company’s guaranty book of business were $213.3 billion, compared with $218.2 billion as of June 30, 2010.
Net fair value gains were $525 million in the third quarter, compared with gains of $303 million in the second quarter of 2010. The increase was attributable primarily to gains on the company’s trading mortgage securities due to rate declines and spread tightening.
Net other-than-temporary impairment was $326 million in the third quarter, compared with $137 million in the second quarter of 2010. The increase was due primarily to a decline in forecasted home prices for certain geographic regions that resulted in a decrease in projected cash flows on subprime and Alt-A securities.
The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended September 30, 2010, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its calculation of credit losses, its foreclosure-prevention efforts, and other measures is contained in the “Third-Quarter 2010 Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

Third-Quarter 2010 Results	5

Net Worth and U.S. Treasury Funding
The Acting Director of FHFA has requested $2.5 billion of funds from Treasury on the company’s behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate the company’s net worth deficit as of September 30, 2010. The company’s third quarter dividend of $2.1 billion on its senior preferred stock held by Treasury was declared by FHFA and paid by us on September 30, 2010.
On September 30, 2010, Treasury provided to the company $1.5 billion to cure its net worth deficit as of June 30, 2010. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $84.6 billion to $86.1 billion as of September 30, 2010, and will increase to $88.6 billion upon the receipt of funds from Treasury to eliminate the company’s third-quarter 2010 net worth deficit. Through September 30, 2010, the company has paid in aggregate $8.1 billion to Treasury in dividends on the senior preferred stock.
Although Treasury’s funds under the senior preferred stock purchase agreement permit the company to remain solvent and avoid receivership, the resulting dividend payments are substantial and the company does not expect to earn profits in excess of its annual dividend obligation to Treasury for the indefinite future. As draws from Treasury for credit losses abate, the company expects its draws to be driven increasingly by dividend payments to Treasury.
Fair Value Update
The fair value of the company’s net assets increased by $7.1 billion from June 30, 2010, which resulted in a fair value net deficit of $130.8 billion as of September 30, 2010. The increase was due to credit-related items that benefited from the decline in the level of interest rates, which shortened the expected life of the guaranty book of business and reduced expected losses; continued improvement in the spread between the company’s mortgage assets and associated debt and derivatives; and the receipt of $1.5 billion of capital from Treasury under the senior preferred stock purchase agreement.
As part of Fannie Mae’s disclosure requirements with FHFA, the company discloses on a quarterly basis supplemental non-GAAP consolidated fair value balance sheets, which reflect the company’s assets and liabilities at estimated fair value. The fair value of the company’s net assets is not a measure defined within generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. The estimated fair value of the company’s net assets is calculated as of a particular point in time based on its existing assets and liabilities, and does not incorporate other factors that may have a significant impact on its long-term fair value. As a result, the estimated fair value of the company’s net assets presented in its non-GAAP consolidated fair value balance sheets does not represent an estimate of its net realizable value, liquidation value, or its market value as a whole. In addition, the fair value of the company’s net assets attributable to common stockholders presented in its fair value balance sheet does not represent an estimate of the value it expects to realize from operating the company, nor what it expects to draw from Treasury under the terms of the senior preferred stock purchase agreement.

Third-Quarter 2010 Results	6

For more information on the change in the company’s fair value net deficit, please refer to “Supplemental Non-GAAP Information—Fair Value Balance Sheets” in the company’s quarterly report on Form 10-Q for the period ended September 30, 2010, which was filed today with the SEC. See also “Supplemental Non-GAAP Consolidated Fair Value Balance Sheets” and “Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures” later in this release for a reconciliation of the company’s fair value balance sheets to its GAAP condensed consolidated balance sheets.
Foreclosure Process Deficiencies
Recently, a number of the company’s single-family mortgage servicers temporarily halted foreclosures in some or all states after discovering deficiencies in their processes relating to the execution of affidavits in connection with the foreclosure process. These deficiencies have generated significant public concern and are currently being investigated by various government agencies and by the attorneys general of all 50 states, and have resulted in courts in at least two states issuing rules applying to the foreclosure process that the company anticipates will increase costs and may result in delays.
The company has directed its servicers to review their policies and procedures relating to the execution of affidavits, verifications, and other legal documents in connection with the foreclosure process. The company is also addressing concerns that have been raised regarding the practices of some law firms that handle the foreclosure process in Florida for the company’s mortgage servicers. In the case of one law firm under investigation by the Florida attorney general’s office, the company has instructed the firm to stop processing foreclosures for its mortgage loans and has stopped servicers from referring new matters to the firm.
The Acting Director of FHFA issued statements on October 1 and October 13, 2010 regarding servicers’ foreclosure processing issues. The company is currently coordinating with FHFA regarding appropriate corrective actions consistent with the four-point policy framework issued by FHFA on October 13, 2010. During the first nine months of 2010, 80 percent of the single-family properties the company acquired through foreclosures involved mortgages on which the borrowers had made three or fewer payments in the preceding 12 months.
Although the company expects the foreclosure pause will likely negatively affect its serious delinquency rates, credit-related expenses, credit losses, and foreclosure timelines, it cannot yet predict the extent of the impact.
Foreclosure Activity
The company acquired 85,349 single-family REO properties through foreclosure in the third quarter of 2010, compared with 68,838 in the second quarter of 2010. As of September 30, 2010, the company’s inventory of single-family REO properties was 166,787, compared with 129,310 as of June 30, 2010. The carrying value of the company’s single-family REO was $16.4 billion, compared with $13.0 billion as of June 30, 2010.

Third-Quarter 2010 Results	7

The company has seen an increase in the percentage of its properties that it is unable to market for sale in 2010 compared with 2009, in most cases because the properties are within redemption periods, are still occupied, or are being repaired. As of September 30, 2010, approximately 31 percent of the company’s properties that it is unable to market for sale were in redemption status, which lengthens the time a property is in REO inventory by an average of two to six months. Additionally, as of September 30, 2010, approximately 38 percent of the company’s properties that it is unable to market for sale were in occupied status, which lengthens the time a property is in REO inventory by an average of one to four months.
The company’s single-family foreclosure rate, which reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in its conventional single-family guaranty book of business, was 1.91 percent on an annualized basis in the third quarter, compared with 1.52 percent in the second quarter of 2010.
Business Segment Results
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Multifamily Credit Guaranty, and Capital Markets. The company’s Single-Family Credit Guaranty business works with its lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for its mortgage portfolio. Multifamily works with the company’s lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for its mortgage portfolio. The company’s Multifamily business also makes debt and equity investments to increase the supply of affordable housing. The company’s Capital Markets group manages its investment activity in mortgage loans, mortgage-related securities, and other investments.
Single-Family guaranty book of business was $2.85 trillion as of September 30, 2010, compared with $2.87 trillion as of June 30, 2010. Single-family guaranty fee income for the third quarter of 2010 was $1.8 billion, the same as the second quarter of 2010. The Single-Family business lost $5.5 billion in the third quarter of 2010 due primarily to credit-related expenses of $5.6 billion, almost all of which were attributable to loans purchased or guaranteed from 2005 through 2008. The Single-Family business lost $5.1 billion in the second quarter of 2010.
Multifamily guaranty book of business as of September 30, 2010 was $187.4 billion, compared with $186.1 billion as of June 30, 2010. Multifamily recorded credit-related expenses of $2 million in the third quarter of 2010, compared with a net benefit of $20 million in the second quarter of 2010. Multifamily earned $181 million in the third quarter of 2010, compared with $119 million in the second quarter of 2010.

Third-Quarter 2010 Results	8

Capital Markets’ net interest income was $4.1 billion in the third quarter of 2010, compared with $3.5 billion in the second quarter of 2010. Fair value gains were $436 million, compared with $631 million in the second quarter of 2010. Net other-than-temporary impairment was $323 million, compared with $137 million in the second quarter of 2010. The net mortgage investment portfolio balance was $802.9 billion on September 30, 2010, compared with $817.8 billion on June 30, 2010, resulting from purchases of $57.8 billion, liquidations of $47.2 billion, and sales of $25.6 billion during the quarter. Capital Markets earned $4.8 billion in the third quarter of 2010, compared with $4.4 billion in the second quarter of 2010.
# # #
In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results, the profitability of its loans, its future serious delinquency rates, credit losses and credit-related expenses, its draws from and dividends to be paid to Treasury, the performance and caliber of loans it has acquired and will acquire, its planned borrower initiatives, and the impact of the foreclosure pause on the company’s serious delinquency rates, credit-related expenses, credit losses, and foreclosure timelines. These estimates, forecasts, expectations, and statements are forward-looking statements and are based on the company’s current assumptions regarding numerous factors, including assumptions about future home prices and the future performance of its loans. The company’s future estimates of these amounts, as well as the actual amounts, may differ materially from its current estimates as a result of home price changes, interest rate changes, unemployment, other macroeconomic variables, government policy matters, changes in generally accepted accounting principles, credit availability, social behaviors, the volume of loans it modifies, the effectiveness of its loss mitigation strategies, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help borrowers, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the extent of the servicer foreclosure process deficiencies and the duration of the related foreclosure pause, and many other factors. Changes in the company’s underlying assumptions and actual outcomes, which could be affected by the economic environment, government policy, and many other factors, including those discussed in the “Risk Factors” section of the company’s quarterly report on Form 10-Q for the period ended September 30, 2010 and its annual report on Form 10-K for the year ended December 31, 2009, and elsewhere in this release, could result in actual results being materially different from what is set forth in the forward-looking statements.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Third-Quarter 2010 Results	9

ANNEX I
FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
 (Dollars in millions, except share amounts)
(Unaudited)

	As of
	September 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents (includes cash of consolidated trusts of $4 and $2,092, respectively)	$11,382	$6,812
Restricted cash (includes restricted cash of consolidated trusts of $52,796 and $-, respectively)	59,764	3,070
Federal funds sold and securities purchased under agreements to resell or similar arrangements	20,006	53,684
Investments in securities:
Trading, at fair value (includes securities of consolidated trusts of $22 and $5,599, respectively)	69,459	111,939
Available-for-sale, at fair value (includes securities of consolidated trusts of $591 and $10,513, respectively, and securities pledged as collateral that may be sold or repledged of $- and $1,148, respectively)	102,185	237,728

Total investments in securities	171,644	349,667

Mortgage loans:
Loans held for sale, at lower of cost or fair value	923	18,462
Loans held for investment, at amortized cost
Of Fannie Mae	410,019	256,434
Of consolidated trusts (includes loans at fair value of $707 and $-, respectively, and loans pledged as collateral that may be sold or repledged of $2,993 and $1,947, respectively)	2,559,629	129,590

Total loans held for investment	2,969,648	386,024
Allowance for loan losses	(59,740)	(9,925)

Total loans held for investment, net of allowance	2,909,908	376,099

Total mortgage loans	2,910,831	394,561
Advances to lenders	7,061	5,449
Accrued interest receivable:
Of Fannie Mae	5,754	3,774
Of consolidated trusts	10,029	519
Allowance for accrued interest receivable	(3,785)	(536)

Total accrued interest receivable, net of allowance	11,998	3,757

Acquired property, net	17,590	9,142
Derivative assets, at fair value	955	1,474
Guaranty assets	419	8,356
Deferred tax assets, net	528	909
Partnership investments	1,823	2,372
Servicer and MBS trust receivable	1,128	18,329
Other assets	14,493	11,559

Total assets	$3,229,622	$869,141

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable:
Of Fannie Mae	$4,374	$4,951
Of consolidated trusts	9,838	29
Federal funds purchased and securities sold under agreements to repurchase	185	—
Short-term debt:
Of Fannie Mae	219,166	200,437
Of consolidated trusts	5,969	—
Long-term debt:
Of Fannie Mae (includes debt at fair value of $2,950 and $3,274, respectively)	592,881	567,950
Of consolidated trusts (includes debt at fair value of $351 and $-, respectively)	2,385,446	6,167
Derivative liabilities, at fair value	1,641	1,029
Reserve for guaranty losses (includes $38 and $4,772, respectively, related to Fannie Mae MBS included in Investments in securities)	276	54,430
Guaranty obligations	747	13,996
Partnership liabilities	1,850	2,541
Servicer and MBS trust payable	3,173	25,872
Other liabilities	6,523	7,020

Total liabilities	3,232,069	884,422

Commitments and contingencies (Note 17)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	86,100	60,900
Preferred stock, 700,000,000 shares are authorized—577,206,010 and 579,735,457 shares both issued and outstanding, respectively	20,221	20,348
Common stock, no par value, no maximum authorization—1,269,572,119 and 1,265,674,761 shares issued, respectively; 1,117,978,432 and 1,113,358,051 shares outstanding, respectively	667	664
Additional paid-in capital	—	2,083
Accumulated deficit	(100,932)	(90,237)
Accumulated other comprehensive loss	(1,182)	(1,732)
Treasury stock, at cost, 151,593,687 and 152,316,710 shares, respectively	(7,401)	(7,398)

Total Fannie Mae stockholders’ deficit	(2,527)	(15,372)

Noncontrolling interest	80	91

Total deficit	(2,447)	(15,281)

Total liabilities and equity (deficit)	$3,229,622	$869,141

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2010 Results	10

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
 (Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest income:
Trading securities	$310	$862	$955	$2,775
Available-for-sale securities	1,313	3,475	4,175	10,503
Mortgage loans:
Of Fannie Mae	3,859	3,229	11,107	12,328
Of consolidated trusts	32,807	2,061	100,810	4,171
Other	31	48	111	314

Total interest income	38,320	9,675	117,158	30,091

Interest expense:
Short-term debt:
Of Fannie Mae	190	390	470	2,097
Of consolidated trusts	4	—	9	—
Long-term debt:
Of Fannie Mae	4,472	5,370	14,528	16,922
Of consolidated trusts	28,878	85	90,379	259

Total interest expense	33,544	5,845	105,386	19,278

Net interest income	4,776	3,830	11,772	10,813

Provision for loan losses	(4,696)	(2,546)	(20,930)	(7,670)

Net interest income (loss) after provision for loan losses	80	1,284	(9,158)	3,143

Guaranty fee income (includes imputed interest of $27 and $461 for the three months ended September 30, 2010 and 2009, respectively, and $86 and $932 for the nine months ended September 30, 2010 and 2009, respectively)	51	1,923	157	5,334
Investment gains, net	82	785	271	963
Other-than-temporary impairments	(366)	(1,018)	(600)	(7,768)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive loss	40	79	(99)	423

Net other-than-temporary impairments	(326)	(939)	(699)	(7,345)
Fair value gains (losses), net	525	(1,536)	(877)	(2,173)
Debt extinguishment losses, net (includes debt extinguishment losses related to consolidated trusts of $29 and $129 for the three months and nine months ended September 30, 2010, respectively)	(214)	(11)	(497)	(280)
Income (losses) from partnership investments	47	(520)	(37)	(1,448)
Fee and other income	253	194	674	583

Non-interest income (loss)	418	(104)	(1,008)	(4,366)

Administrative expenses:
Salaries and employee benefits	325	293	973	831
Professional services	305	178	759	501
Occupancy expenses	43	47	124	141
Other administrative expenses	57	44	149	122

Total administrative expenses	730	562	2,005	1,595
Provision for guaranty losses	78	19,350	111	52,785
Foreclosed property expense	787	64	1,255	1,161
Other expenses	243	231	613	828

Total expenses	1,838	20,207	3,984	56,369

Loss before federal income taxes	(1,340)	(19,027)	(14,150)	(57,592)
Benefit for federal income taxes	(9)	(143)	(67)	(743)

Net loss	(1,331)	(18,884)	(14,083)	(56,849)
Less: Net (income) loss attributable to the noncontrolling interest	(8)	12	(4)	55

Net loss attributable to Fannie Mae	(1,339)	(18,872)	(14,087)	(56,794)
Preferred stock dividends	(2,116)	(883)	(5,550)	(1,323)

Net loss attributable to common stockholders	$(3,455)	$(19,755)	$(19,637)	$(58,117)

Loss per share—Basic and Diluted	$(0.61)	$(3.47)	$(3.45)	$(10.24)
Weighted-average common shares outstanding—Basic and Diluted	5,695	5,685	5,694	5,677

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2010 Results	11

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
 (Dollars in millions)
(Unaudited)

	For the Nine Months
	Ended September 30,
	2010	2009

Cash flows used in operating activities:
Net loss	$(14,083)	$(56,849)
Reconciliation of net loss to net cash used in operating activities
Amortization of debt of Fannie Mae cost basis adjustments	1,225	2,807
Amortization of debt of consolidated trusts cost basis adjustments	(721)	(5)
Provision for loan and guaranty losses	21,041	60,455
Valuation (gains) losses	(2,023)	2,961
Current and deferred federal income taxes	272	(1,861)
Derivatives fair value adjustments	910	(708)
Purchases of loans held for sale	(61)	(91,889)
Proceeds from repayments of loans held for sale	43	1,991
Net change in trading securities, excluding non-cash transfers	(36,227)	9,150
Other, net	(6,222)	(4,575)

Net cash used in operating activities	(35,846)	(78,523)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(7,984)	(27,183)
Proceeds from maturities of trading securities held for investment	1,997	9,413
Proceeds from sales of trading securities held for investment	21,488	7,395
Purchases of available-for-sale securities	(262)	(158,893)
Proceeds from maturities of available-for-sale securities	12,927	37,842
Proceeds from sales of available-for-sale securities	6,680	270,678
Purchases of loans held for investment	(59,145)	(35,169)
Proceeds from repayments of loans held for investment of Fannie Mae	15,025	26,576
Proceeds from repayments of loans held for investment of consolidated trusts	378,941	19,210
Net change in restricted cash	(11,111)	—
Advances to lenders	(44,951)	(66,017)
Proceeds from disposition of acquired property and preforeclosure sales	28,079	15,791
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	33,219	23,101
Other, net	(476)	(19,632)

Net cash provided by investing activities	374,427	103,112
Cash flows used in financing activities:
Proceeds from issuance of short-term debt of Fannie Mae	555,422	1,118,028
Proceeds from issuance of short-term debt of consolidated trusts	10,067	—
Payments to redeem short-term debt of Fannie Mae	(537,181)	(1,210,316)
Payments to redeem short-term debt of consolidated trusts	(27,852)	—
Proceeds from issuance of long-term debt of Fannie Mae	335,115	232,956
Proceeds from issuance of long-term debt of consolidated trusts	182,014	22
Payments to redeem long-term debt of Fannie Mae	(311,257)	(211,063)
Payments to redeem long-term debt of consolidated trusts	(560,170)	(394)
Payments of cash dividends on senior preferred stock to Treasury	(5,554)	(1,320)
Proceeds from senior preferred stock purchase agreement with Treasury	25,200	44,900
Net change in federal funds purchased and securities sold under agreements to repurchase	185	47

Net cash used in financing activities	(334,011)	(27,140)
Net increase (decrease) in cash and cash equivalents	4,570	(2,551)
Cash and cash equivalents at beginning of period	6,812	17,933

Cash and cash equivalents at end of period	$11,382	$15,382

Cash paid during the period for:
Interest	$107,324	$21,403
Income taxes	—	876
Non-cash activities (excluding transition-related impacts—see Note 2):
Mortgage loans acquired by assuming debt	$322,923	$4
Net transfers from mortgage loans held for investment of consolidated trusts to mortgage loans held for investment of Fannie Mae	142,736	—
Transfers from advances to lenders to investments in securities	—	65,218
Transfers from advances to lenders to loans held for investment of consolidated trusts	40,795	—
Net transfers from mortgage loans to acquired property	49,305	3,744

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2010 Results	12

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Fannie Mae Stockholders’ Equity (Deficit)
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2008	1	597	1,085	$1,000	$21,222	$650	$3,621	$(26,790)	$(7,673)	$(7,344)	$157	$(15,157)
Cumulative effect from the adoption of a new accounting standard on other-than- temporary impairments, net of tax	—	—	—	—	—	—	—	8,520	(5,556)	—	—	2,964
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	3	3
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(56,794)	—	—	(55)	(56,849)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $3,039)	—	—	—	—	—	—	—	—	5,644	—	—	5,644
Reclassification adjustment for other-than- temporary impairments recognized in net loss (net of tax of $2,536)	—	—	—	—	—	—	—	—	4,809	—	—	4,809
Reclassification adjustment for gains included in net loss (net of tax of $102)	—	—	—	—	—	—	—	—	(190)	—	—	(190)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	196	—	—	196
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	9	—	—	9
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	22	—	—	22

Total comprehensive loss												(46,359)
Senior preferred stock dividends	—	—	—	—	—	—	(1,320)	—	—	—	—	(1,320)
Increase to senior preferred liquidation preference	—	—	—	44,900	—	—	—	—	—	—	—	44,900
Conversion of convertible preferred stock into common stock	—	(15)	24	—	(765)	13	752	—	—	—	—	—
Other	—	—	1	—	—	—	58	1	—	(50)	—	9

Balance as of September 30, 2009	1	582	1,110	$45,900	$20,457	$663	$3,111	$(75,063)	$(2,739)	$(7,394)	$105	$(14,960)

Balance as of December 31, 2009	1	580	1,113	$60,900	$20,348	$664	$2,083	$(90,237)	$(1,732)	$(7,398)	$91	$(15,281)
Cumulative effect from the adoption of the accounting standards on transfers of financial assets and consolidation	—	—	—	—	—	—	—	6,706	(3,394)	—	(14)	3,298

Balance as of January 1, 2010, adjusted	1	580	1,113	60,900	20,348	664	2,083	(83,531)	(5,126)	(7,398)	77	(11,983)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(1)	(1)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(14,087)	—	—	4	(14,083)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities, (net of tax of $1,889)	—	—	—	—	—	—	—	—	3,507	—	—	3,507
Reclassification adjustment for other-than- temporary impairments recognized in net loss (net of tax of $239)	—	—	—	—	—	—	—	—	460	—	—	460
Reclassification adjustment for gains included in net loss (net of tax of $16)	—	—	—	—	—	—	—	—	(29)	—	—	(29)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	1	—	—	1
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	5	—	—	5

Total comprehensive loss												(10,139)
Senior preferred stock dividends	—	—	—	—	—	—	(2,240)	(3,314)	—	—	—	(5,554)
Increase to senior preferred liquidation preference	—	—	—	25,200	—	—	—	—	—	—	—	25,200
Conversion of convertible preferred stock into common stock	—	(3)	4	—	(127)	3	124	—	—	—	—	—
Other	—	—	1	—	—	—	33	—	—	(3)	—	30

Balance as of September 30, 2010	1	577	1,118	$86,100	$20,221	$667	$—	$(100,932)	$(1,182)	$(7,401)	$80	$(2,447)

See Notes to Condensed Consolidated Financial Statements

Third-Quarter 2010 Results	13

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of September 30, 2010				As of December 31, 2009(1)
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(2)	Fair Value		Value	Adjustment(2)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$71,146	$—	$71,146	(3)	$9,882	$—	$9,882	(3)
Federal funds sold and securities purchased under agreements to resell or similar arrangements	20,006	—	20,006	(3)	53,684	(28)	53,656	(3)
Trading securities	69,459	—	69,459	(3)	111,939	—	111,939	(3)
Available-for-sale securities	102,185	—	102,185	(3)	237,728	—	237,728	(3)
Mortgage loans:
Mortgage loans held for sale	923	9	932	(3)	18,462	153	18,615	(3)
Mortgage loans held for investment, net of allowance for loan losses:
Of Fannie Mae	364,746	(36,151)	328,595	(3)	246,509	(5,209)	241,300	(3)
Of consolidated trusts	2,545,162	66,355 (4)	2,611,517	(3)(5)	129,590	(45)	129,545	(3)(5)

Total mortgage loans	2,910,831	30,213	2,941,044	(6)	394,561	(5,101)	389,460	(6)
Advances to lenders	7,061	(236)	6,825	(3)	5,449	(305)	5,144	(3)
Derivative assets at fair value	955	—	955	(3)	1,474	—	1,474	(3)
Guaranty assets and buy-ups, net	419	387	806	(3)(7)	9,520	5,104	14,624	(3)(7)

Total financial assets	3,182,062	30,364	3,212,426	(3)	824,237	(330)	823,907	(3)
Master servicing assets and credit enhancements	491	3,539	4,030	(7)(8)	651	5,917	6,568	(7)(8)
Other assets	47,069	(251)	46,818	(8)	44,253	373	44,626	(8)

Total assets	$3,229,622	$33,652	$3,263,274		$869,141	$5,960	$875,101

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$185	$—	$185	(3)	$—	$—	$—	(3)
Short-term debt:
Of Fannie Mae	219,166	150	219,316	(3)	200,437	56	200,493	(3)
Of consolidated trusts	5,969	—	5,969	(3)	—	—	—	(3)
Long-term debt:
Of Fannie Mae	592,881 (9)	30,869	623,750	(3)	567,950 (9)	19,473	587,423	(3)
Of consolidated trusts	2,385,446 (9)	128,233 (4)	2,513,679	(3)	6,167 (9)	143	6,310	(3)
Derivative liabilities at fair value	1,641	—	1,641	(3)	1,029	—	1,029	(3)
Guaranty obligations	747	3,134	3,881	(3)	13,996	124,586	138,582	(3)

Total financial liabilities	3,206,035	162,386	3,368,421	(3)	789,579	144,258	933,837	(3)
Other liabilities	26,034	(415)	25,619	(10)	94,843	(54,878)	39,965	(10)

Total liabilities	3,232,069	161,971	3,394,040		884,422	89,380	973,802
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(11)	86,100	—	86,100		60,900	—	60,900
Preferred	20,221	(19,916)	305		20,348	(19,629)	719
Common	(108,848)	(108,403)	(217,251)		(96,620)	(63,791)	(160,411)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(2,527)	$(128,319)	$(130,846)		$(15,372)	$(83,420)	$(98,792)
Noncontrolling interests	80	—	80		91	—	91

Total deficit	(2,447)	(128,319)	(130,766)		(15,281)	(83,420)	(98,701)

Total liabilities and equity (deficit)	$3,229,622	$33,652	$3,263,274		$869,141	$5,960	$875,101

Third-Quarter 2010 Results	14

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value accounting standard as described in “Note 16, Fair Value.”

(4)	Fair value exceeds the carrying value of consolidated loans and debt of consolidated trusts due to the fact that the loans and debt were consolidated in our GAAP condensed consolidated balance sheet at unpaid principal balance at transition. Also impacting the difference between fair value and carrying value of the consolidated loans is the credit component of the loan. This credit component is reflected in the net guaranty obligation, which is included in the consolidated loan fair value, but was presented as a separate line item in our fair value balance sheet in prior periods.

(5)	Includes certain mortgage loans that we elected to report at fair value in our GAAP condensed consolidated balance sheet of $707 million as of September 30, 2010. We did not elect to report any mortgage loans at fair value in our consolidated balance sheet as of December 31, 2009.

(6)	Performing loans had a fair value of $2.8 trillion and an unpaid principal balance of $2.7 trillion as of September 30, 2010 compared to a fair value of $345.5 billion and an unpaid principal balance of $348.2 billion as of December 31, 2009. Nonperforming loans, which include loans that are delinquent by one or more payments, had a fair value of $178.7 billion and an unpaid principal balance of $301.5 billion as of September 30, 2010 compared to a fair value of $43.9 billion and an unpaid principal balance of $79.8 billion as of December 31, 2009. See “Note 16, Fair Value” for additional information on valuation techniques for performing and non performing loans.

(7)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets as a separate line item. Other guaranty related assets are within the “Other assets” line items and they include buy-ups, master servicing assets and credit enhancements. On a GAAP basis, our guaranty assets totaled $419 million and $8.4 billion as of September 30, 2010 and December 31, 2009, respectively. The associated buy-ups totaled $1 million and $1.2 billion as of September 30, 2010 and December 31, 2009, respectively.

(8)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP condensed consolidated balance sheets: (a) Total accrued interest receivable, net of allowance; (b) Acquired property, net; (c) Deferred tax assets, net; (d) Partnership investments; (e) Servicer and MBS trust receivable and (f) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $47.6 billion and $46.1 billion as of September 30, 2010 and December 31, 2009, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $1 million and $1.2 billion as of September 30, 2010 and December 31, 2009, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in “Note 16, Fair Value.” We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in Note 16.

(9)	Includes certain long-term debt instruments that we elected to report at fair value in our GAAP condensed consolidated balance sheets of $3.3 billion as of September 30, 2010 and December 31, 2009.

(10)	The line item “Other liabilities” consists of the liabilities presented on the following six line items in our GAAP condensed consolidated balance sheets: (a) Accrued interest payable of Fannie Mae; (b) Accrued interest payable of consolidated trusts; (c) Reserve for guaranty losses; (d) Partnership liabilities; (e) Servicer and MBS trust payable; and (f) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $26.0 billion and $94.8 billion as of September 30, 2010 and December 31, 2009, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item in our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.

(11)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.

Third-Quarter 2010 Results	15